Oportun Appoints Two New Independent Members to its Board of Directors

SAN CARLOS, Calif., February 5, 2024 – Oportun (Nasdaq: OPRT) today announced the addition of two new independent board members to its Board of Directors. Effective as of February 7, 2024, the appointments expand Oportun’s board from seven to nine members with the additions of Carlos Minetti and Mohit Daswani.

Carlos Minetti has more than 35 years of experience in consumer lending and credit risk. Most recently as President, Consumer Banking, at Discover Financial Services, a position he held from 2010 to 2023. Minetti led the company’s diversification into Consumer Banking, which included personal loans, student loans, home loans and on-line banking. At Discover, he also previously held the role of EVP, Cardmember Services, where he was responsible for firmwide operations, including customer service, collections, statement and payment processing, new accounts underwriting, card authorizations, and fraud prevention. In his prior role as Discover’s Chief Risk and Credit Officer, Minetti managed credit risk and provided enterprise oversight for market, liquidity, and operational risk. Prior to Discover, Minetti spent more than a decade at American Express in a variety of roles with increasing responsibility. Minetti holds a Bachelor's degree from the Texas A&M University and an MBA from the University of Chicago.

Mohit Daswani is the Chief Financial Officer of ThoughtSpot, Inc., an A.I.-powered analytics company, where he leads the finance and accounting, people, legal, corporate development, IT and real estate teams. Prior to ThoughtSpot, Daswani was Head of Strategy and Finance at Square (now Block) during a period of rapid revenue growth. Daswani was also CFO of Payments, Platform and Risk at PayPal as the company was decoupling from eBay. A veteran of the investment banking and private equity industries, Daswani developed vertical expertise in financial services, healthcare, and IT, as a Principal at JMI Equity, a Principal at FTV Capital, and previously as a long-tenured private equity professional at J.P. Morgan. Daswani earned his MBA from Harvard Business School and a BA in Economics from Columbia University.

“After an extensive search that considered many qualified independent candidates, our committee unanimously recommended and the full board has unanimously appointed both Carlos and Mohit, to the Oportun board,” said Ginny Lee, Chair, Oportun Nominating, Governance and Social Responsibility Committee. “Their backgrounds in consumer finance, along with their extensive executive and public company experience, provide us with the confidence that both Carlos and Mohit will prove to be outstanding independent directors who will champion the interests of our shareholders and other stakeholders.”

“Carlos and Mohit offer a wealth of experience and expertise that will fortify our path towards profitable, sustainable growth.,” said Raul Vazquez, CEO of Oportun. “I expect that the board and the leadership team will immediately leverage their deep knowledge in consumer-related financial services.”

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven fintech that puts its 2.1 million members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $17.2 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.
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Oportun Investor Contact
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ir@oportun.com

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